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Minerco’s Athena Brands Acquires 100% of VitaminFIZZ®
Minerco/Athena Achieve Total Ownership of Flagship Product

Houston, TX - October 5, 2015 - Minerco, Inc. (OTC:MINED), parent company of Athena Brands, Inc., the makers of VitaminFIZZ®, announced that, through Athena, it has acquired all the outstanding equity in the VitaminFIZZ brand from VitaminFIZZ Brands, LP. This acquisition confers 100% ownership of the VitaminFIZZ brand to Athena, superseding their licensing agreement that entitled Athena to majority net revenues and operational control of the brand.
In addition to all current assets owned and controlled under the VitaminFIZZ Licensing Agreement, assets purchased and now controlled by Athena include, but are not limited to the following: 1) VitaminFIZZ registered trademark, 2) All intellectual property, trade dress, designs logos, trade names, UPC codes and general intangibles relating to the Brand, 3) Formulas, trade secrets and confidential business information with respect to the Brand, 4) Websites and domain names related to the acquired intellectual property, and 5) All tangible assets related to the Brand.
The purchase price consists of: 1) A credit for the monies contributed by Minerco / Athena to the development, launch, marketing and expansion of the VitaminFIZZ brand under the licensing agreement, and 2) The assumption of $300,000.00 in debt in the form of certain commercial accounts payable. The original brand partners, VitaminFIZZ Brands, LP (of which Athena is also a limited partner), will retain a 10% net profits interest in the Brand.
“After over three months of extensive discussions and firm negotiations with our VitaminFIZZ partners, we all (including our partners) agree Minerco and its shareholders have earned 100% ownership of VitaminFIZZ. We are very proud of accomplishing this significant milestone for our loyal shareholders and further solidifies our long term strategy for the brand. In addition, the recent and aggressive acquisition of additional equity in Athena Brands, Inc., bringing Minerco’s total ownership to over 80% in Athena Brands, delivers even more value to our shareholders,” remarked V. Scott Vanis, Minerco's Chairman and CEO. “Having 100% ownership of VitaminFIZZ was made possible, in part, by our recent capital restructuring. The restructuring was highly debated and thought out by our management and partners, but we know this acquisition and new capital structure allow Minerco to be in a much stronger and more conventional position to achieve our goals and execute on our plan.”
About VitaminFIZZ®
VitaminFIZZ is a lightly sparkling, flavor-filled, refreshing beverage with an awesome boost of essential vitamins developed to quench your thirst, naturally. VitaminFIZZ is caffeine free, is Non GMO, has zero calories and contains 100% of recommended daily Vitamin B3, B5, B6, B12 and Vitamin C. VitaminFIZZ comes in six flavors: Mango Orange, Strawberry Watermelon, Lemon Lime, Black Raspberry, Strawberry Lemonade and Coconut Pineapple. Currently, VitaminFIZZ can be found in over 2,000 locations within the Southern California, NYC metro, Las Vegas and London markets as well as online at www.amazon.com.

About Minerco, Inc.
Minerco, Inc. (OTC:MINED) is an emerging growth company specializing in the food and beverage industry. Its portfolio includes Athena Brands, Inc., The Herbal Collection™ and Coffee Boost™. Athena Brands, Inc. is a specialty beverage company that develops, produces, markets and distributes a diversified collection of forward-thinking, enhanced and healthful consumer brands. The Athena Brands portfolio includes Avanzar Sales & Distribution, LLC, VitaminFIZZ®, Vitamin Creamer® and Island Style™. www.minerco.com

Public Disclosure
Details of the Company's business, finances and agreements can be found as part of the Company's continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, please visit: http://www.minerco.com. The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.